Exhibit 99.4

Ford Motor Company and Subsidiaries
SECTOR BALANCE SHEET
(in millions)

	September 30,	December 31,
	2004	2003
ASSETS	(unaudited)
Automotive
Cash and cash equivalents	$6,713	$5,423
Marketable securities	10,320	10,749
Loaned securities	2,332	5,667

Total cash, marketable and loaned securities	19,365	21,839
Receivables, net	3,340	2,698
Inventories	10,981	9,151
Deferred income taxes	3,802	3,225
Other current assets	8,146	6,829

Total current assets	45,634	43,742
Equity in net assets of affiliated companies	1,856	1,930
Net property	41,287	41,919
Deferred income taxes	11,190	12,090
Goodwill and other intangible assets	6,064	6,053
Assets of discontinued/held-for-sale operations	114	410
Other assets	15,639	14,497

Total Automotive assets	121,784	120,641

Financial Services
Cash and cash equivalents	10,703	16,343
Investments in securities	1,262	1,123
Finance receivables, net	112,011	110,893
Net investment in operating leases	31,785	31,859
Retained interest in sold receivables	9,473	13,017
Goodwill and other intangible assets	950	1,008
Assets of discontinued/held-for-sale operations	—	388
Other assets	12,478	17,292
Receivable from Automotive	2,246	3,356

Total Financial Services assets	180,908	195,279

Total assets	$302,692	$315,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$16,751	$15,279
Other payables	3,349	2,940
Accrued liabilities	34,568	32,144
Debt payable within one year	1,004	1,806
Current payable to Financial Services	216	124

Total current liabilities	55,888	52,293

Senior debt	12,562	13,832
Subordinated debt	5,155	5,155

Total long-term debt	17,717	18,987
Other liabilities	41,405	45,085
Deferred income taxes	3,045	2,352
Liabilities of discontinued/held-for-sale operations	69	152
Payable to Financial Services	2,030	3,232

Total Automotive liabilities	120,154	122,101
Financial Services
Payables	2,299	2,189
Debt	145,986	159,011
Deferred income taxes	11,062	11,061
Other liabilities and deferred income	8,309	9,211
Liabilities of discontinued/held-for-sale operations	—	37

Total Financial Services liabilities	167,656	181,509

Minority interests	813	659

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,357	5,374
Accumulated other comprehensive income/(loss)	(794)	(414)
Treasury stock	(1,768)	(1,749)
Earnings retained for use in business	11,255	8,421

Total stockholders’ equity	14,069	11,651

Total liabilities and stockholders’ equity	$302,692	$315,920